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                                                                     EXHIBIT 4.6


                       AMENDMENT TO 1984 STOCK OPTION PLAN

         WHEREAS, the Board of Directors of Astrotech International Corporation, a Delaware corporation ("AIX"), adopted the 1984 Stock Option Plan of AIX on July 10, 1984 and amended said plan on September 7, 1984, which was thereafter approved by the stockholders of AIX on February 5, 1985 (the 1984 Stock Option Plan as amended by the Board of Directors and approved by the Stockholders hereinafter, the "Plan");

         WHEREAS, pursuant to that certain Plan and Agreement of Merger (the "Merger Agreement"), dated as of June 30, 1997, between AIX and ITEQ, Inc , a Delaware corporation ("ITEQ"), AIX agreed to merge with and into ITEQ;

         WHEREAS, pursuant to the Merger Agreement, on the Effective Date (as defined in the Merger Agreement) each share of AIX Common Stock (as defined in the Merger Agreement) then issued and outstanding, without any action on the part of the holders thereof, automatically became and were converted into the right to receive certificates evidencing 0.93 of a fully paid and nonassessable share of issued and outstanding ITEQ Common Stock (as defined in the Merger Agreement) upon surrendering, in accordance with the provisions of Paragraph
1.9.3 of the Merger Agreement, of certificates theretofore evidencing shares of AIX Common Stock;

         WHEREAS, the Plan was adopted by the stockholders of ITEQ on October 28, 1997; and

         WHEREAS, ITEQ desires to amend the Plan to provide for issuance of ITEQ Common Stock upon the exercise of any option subject to the Plan.

         NOW, THEREFORE, the Plan is hereby amended by the addition of the following provision:

                  Upon exercise of any option subject to the Plan, the optionholder shall receive the number of shares of common stock of ITEQ, Inc., par value $.001 per share ("ITEQ Common Stock"), determined by multiplying the number of shares of common stock subject to the option being exercised by 0.93. The exercise price per share of ITEQ Common Stock shall equal the exercise price per share of the common stock of Astrotech International Corporation that was subject to such option divided by 0.93. If the foregoing calculation results in an option being exercised for a fraction of a share of ITEQ Common Stock, then the number of shares of ITEQ Common Stock subject to such option shall be rounded up to the nearest whole number of shares.

         Except as amended hereby, the term, exerciseability, vesting schedule, and other terms and conditions of the outstanding options subject to the Plan will otherwise be unchanged and shall operate in accordance with their terms.

         This Amendment to 1984 Stock Option Plan is effective as of October 28, 1997 pursuant to a resolution of the Board of Directors of ITEQ duly adopted on July 23, 1997.